Exhibit 99.1

Contact:
Investors:	Media:
Traci McCarty	Marni Kottle
BioMarin Pharmaceutical Inc.	BioMarin Pharmaceutical Inc.
(415) 455-7558	(650) 374-2803

BioMarin Announces Record Breaking First Quarter 2023 Results, Including 15% Year-over-year Growth of Total Revenues
•Growth of VOXZOGO® Accelerated with Rapid Uptake in Japan and Brazil Resulting in Increased Full-year 2023 Guidance
•Full-year 2023 Top-line and Bottom-line Financial Guidance Reaffirmed; ROCTAVIANTM Net Product Revenue Guidance Adjusted for Full-year 2023
•In Germany, Growing Pipeline of People with Severe Hemophilia A Getting Tested for ROCTAVIAN Treatment Eligibility; ROCTAVIAN U.S. Launch Preparations Underway Ahead of June 30 Prescription Drug User Fee Act (PDUFA) Target Action Date

Financial Highlights (in millions of U.S. dollars, except per share data, unaudited)

	Three Months Ended March 31,
	2023	2022	% Change

Total Revenues	$596.4	$519.4	15%

Total Enzyme Product Revenues (1)	$448.1	$426.5	5%

VIMIZIM® Net Product Revenues	$189.2	$183.0	3%
NAGLAZYME® Net Product Revenues	$123.0	$128.0	(4)%
VOXZOGO Net Product Revenues	$87.8	$19.7	346%
PALYNZIQ® Net Product Revenues	$62.4	$54.9	14%
KUVAN® Net Product Revenues	$50.5	$59.3	(15)%
BRINEURA® Net Product Revenues	$39.1	$36.2	8%
ALDURAZYME® Net Product Revenues	$34.4	$24.4	41%

GAAP Net Income (2)	$50.9	$120.8
Non-GAAP Income (3)	$115.8	$98.8
GAAP Diluted Earnings per Share (EPS)	$0.27	$0.63
Non-GAAP Diluted EPS (4)	$0.60	$0.52

	March 31, 2023	December 31, 2022
Total cash, cash equivalents & investments	$1,492.7	$1,625.4
(1)    Enzyme-based products include ALDURAZYME, BRINEURA, NAGLAZYME, PALYNZIQ, and VIMIZIM.
(2)     GAAP Net income in the first quarter of 2022 included a $89.0 million net gain, net of taxes related to the sale of the Rare Pediatric Disease Priority Review Voucher (PRV) the Company received from the U.S. Food and Drug Administration (FDA) in connection with U.S. approval of VOXZOGO.

(3)     Non-GAAP Income is defined by the Company as reported GAAP Net Income/Loss, excluding amortization expense, stock-based compensation expense, contingent consideration, and, in certain periods, certain other specified items. The Company also includes a Non-GAAP adjustment for the estimated income tax effect of reconciling items. Refer to Non-GAAP Information beginning on page 9 of this press release for a complete discussion of the Company’s Non-GAAP financial information and reconciliations to the comparable information reported under U.S. GAAP.
(4)     Non-GAAP Diluted EPS is defined by the Company as Non-GAAP Income divided by Non-GAAP diluted shares outstanding.
SAN RAFAEL, Calif., April 26, 2023 – BioMarin Pharmaceutical Inc. (NASDAQ: BMRN) (BioMarin or the Company) today announced financial results for the first quarter ended March 31, 2023.
“We begin 2023 by delivering double-digit revenue growth in the first quarter driven by continued strong, global uptake of VOXZOGO, solid growth of our enzyme business and ongoing focus on operational excellence. In addition to record-breaking revenue, we were also pleased with continued profitability in the quarter,” said Jean-Jacques Bienaimé, Chairman and Chief Executive Officer of BioMarin.
Mr. Bienaimé continued, “During the quarter, with respect to ROCTAVIAN, we were pleased with progress made in Germany with physicians and those with severe hemophilia A interested in treatment. Specifically, we were encouraged by feedback from German hematologists interested in ROCTAVIAN, as well as the number of people pursuing antibody testing to determine their eligibility for treatment. To further support the hemophilia A community in Germany, today we announce the decision to work directly with the primary, public health insurer to facilitate access to ROCTAVIAN, rather than pursue additional Outcomes Based Agreements with sub-insurers, following months of complex negotiations. In the United States, we are actively preparing for the launch of ROCTAVIAN and are working with multiple key treatment centers to prepare for potential approval in June. Total revenue growth is tracking to plan, as supported by VOXZOGO accessibility to more families seeking treatment, our solid enzyme franchise, potential U.S. approval of ROCTAVIAN on the horizon and good progress on the commercial launch of ROCTAVIAN in Europe. 2023 is off to a great start and we are optimistic about the outlook ahead.”
Financial Highlights:
•Total Revenues for the first quarter of 2023 were $596.4 million, an increase of 15% compared to the same period in 2022. The increase in Total Revenues was primarily attributed to the following:
•Higher VOXZOGO commercial sales due to continued global market expansion and rapid patient uptake following regulatory approvals in late 2021 and early 2022, and
•Higher ALDURAZYME product revenues primarily due to the timing of order fulfillment to Sanofi. BioMarin ALDURAZYME revenues are driven by the timing of when the product is released and control is transferred to Sanofi.
•GAAP Net Income decreased to $50.9 million for the first quarter of 2023 compared to $120.8 million for the same period in 2022. The decreased net income was primarily due to the absence of the $89.0 million gain, net of tax, recognized in the first quarter of 2022 upon the sale to a third party of the PRV the Company received in connection with FDA approval of VOXZOGO partially offset by an increase in gross profit.
•Non-GAAP Income increased to $115.8 million for the first quarter of 2023 compared to Non-GAAP Income of $98.8 million for the same period in 2022 driven by higher gross profit due to increased sales volume partially offset by increased selling, general and administrative (SG&A) expenses to support the anticipated commercial launch of ROCTAVIAN, employee-related costs and other strategic initiatives.
Recent Product Approvals and Launches (VOXZOGO and ROCTAVIAN)
•As of the end of March 2023, approximately 1,500 children with achondroplasia were being treated with VOXZOGO across 35 active markets. In the first quarter, VOXZOGO growth accelerated in Japan and Brazil, followed by other markets, respectively. Based on these trends, today BioMarin updated full-year 2023 VOXZOGO guidance to between $380 million and $430 million. VOXZOGO is currently approved for the treatment of children 2 years old and older in Europe, for children 5 years old and older in the U.S., and approved for all ages from birth in Japan.
•In Europe, BioMarin is making progress in Germany, France and Italy to facilitate access to ROCTAVIAN. In Germany, 18 people with severe hemophilia A have completed antibody testing to determine their seroprevalence to AAV5. On reimbursement in Germany, BioMarin is now working directly with the National

Association of Statuary Health Insurance Funds (GKV) to finalize access to ROCTAVIAN, due to the complexity to reach final terms on the remaining Outcomes Based Agreements (OBAs) with sub-insurers. GKV is the primary provider of public health insurance, supplying coverage to approximately 90% of the German population. At present, people in Germany with severe hemophilia A, who are eligible for treatment with ROCTAVIAN, can access treatment through either Named Patient authorizations or previously secured OBAs. In France and Italy, BioMarin is working directly with the single public insurance funds in each country to secure reimbursement and access to ROCTAVIAN, which is expected later in 2023.
•In March, the FDA extended review of the Biologics License Application (BLA) for ROCTAVIAN gene therapy for adults with severe hemophilia A. The FDA determined that the submission in the first quarter of the three-year data analysis from the ongoing Phase 3 GENEr8-1 study, as requested by the FDA, constituted a Major Amendment due to the substantial amount of additional data and set a new PDUFA Target Action Date of June 30, 2023.
•Based on the updated PDUFA target action date in the U.S., as well as the transition to working directly with GKV, BioMarin today lowered full-year 2023 ROCTAVIAN guidance to between $50 million and $150 million. This updated ROCTAVIAN estimated revenue range assumes contributions from Europe, the U.S., and other markets, including Named Patient authorizations, in 2023.
Mid-stage Product Life Cycle Expansion Opportunities (VOXZOGO and ROCTAVIAN)
•In the coming months in the U.S. and Europe, the Company expects to learn the outcome of its request to expand VOXZOGO access to younger age groups, based on favorable results from a Phase 2 study in infants and young children. If age expansions are accepted, more than 1,000 additional children will be eligible for VOXZOGO treatment in the U.S. and Europe.
•BioMarin is engaged in discussions with health authorities concerning the opportunity to leverage VOXZOGO, a natural regulator of bone growth, in other conditions characterized by impaired bone growth.
•Product expansion opportunities with ROCTAVIAN continue, including a clinical study investigating ROCTAVIAN treatment in those with active or prior inhibitors and continued exploration of methods of administering ROCTAVIAN in people with pre-existing antibodies against AAV5.

Earlier-stage Development Portfolio (BMN 255, BMN 331, BMN 351, BMN 349, BMN 293 (DiNA-001))
•BioMarin plans to showcase progress across its earlier-stage development pipeline at R&D Day in New York City on September 12, 2023. Invitations to the event will be circulated in June.
•BMN 255 for hyperoxaluria in chronic liver disease: The Company has concluded the multi-ascending dose study with BMN 255 in healthy human volunteers. In January 2023, BioMarin shared early data that demonstrated a rapid and potent increase in plasma glycolate following treatment with BMN 255. Oral daily dosing at all tested levels for 14 days was safe and showed sustained elevations of plasma glycolate, which is predicted to have a profound reduction in oxalate excretion in patients. BioMarin now plans to initiate and enroll an expanded study in patients with chronic liver disease and hyperoxaluria in 2023. The Company believes the availability of a potent, orally bioavailable, small molecule like BMN 255 may be able to significantly reduce disease and treatment burden in a patient population with significant unmet need.
•BMN 331 gene therapy product candidate for Hereditary Angioedema (HAE): Dosing continues in the Phase 1/2 HAERMONY study to evaluate BMN 331, an investigational AAV5-mediated gene therapy for people living with HAE. In January 2023, BioMarin shared that the first participant treated with the 6e13vg/kg dose demonstrated C1-Inhibitor levels that were approaching the therapeutically relevant range. In March, the second sentinel participant was safely dosed at 6e13vg/kg.
•BMN 351 for Duchenne Muscular Dystrophy (DMD): Investigational New Drug application (IND)-enabling studies continue with BMN 351, an antisense oligonucleotide therapy for individuals with exon 51-skip-amenable DMD. BMN 351 was developed using familiar chemistry and superior biology, by targeting a novel, splice enhancer site demonstrating improved binding affinity and tolerability in preclinical models. Preclinical data suggest that restored expression of near-full-length dystrophin protein at levels of up to 40% will convert phenotypes from rapid loss to durable preservation of strength and ambulation. BioMarin is working towards initiating clinical studies with BMN 351 in 2023.

•BMN 349 for alpha-1 antitrypsin deficiency: Preclinical studies have demonstrated that BMN 349 is an orally bioavailable, small molecule that preferentially sequesters mutant protein, preventing polymerization in liver cells that drive the progressive liver disease form of the illness. In preclinical studies BMN 349 is titratable to effect, with rapid onset and high potency. Preclinical results have strong implications for potential improvement of current management, particularly for severe liver disease requiring rapid action. IND enabling studies are underway and BioMarin’s goal is to submit an IND for BMN 349 in the second half of 2023.
•BMN 293 (formerly DiNA-001) for MYBPC3 hypertrophic cardiomyopathy (HCM): Preclinical studies are underway with BMN 293 following a collaboration announced in 2020 with DiNAQOR, a platform company that develops organ specific delivery of novel gene therapies to treat rare genetic cardiac and renal diseases. Mutations in the MYBPC3 gene are the most common cause of inherited HCM. Early investigations suggest that gene therapy-mediated gene transfer can lead to widespread expression of the gene product, cardiac myosin-binding protein C (MyBP-C), in cardiac tissue, which can normalize cardiac hypertrophy, improve relaxation kinetics and potentially alleviate functional deficits in individuals suffering from cardiomyopathy. BioMarin’s goal is to submit an IND for BMN 293 in the second half of 2023.

2023 Full-Year Financial Guidance (in millions, except % and EPS amounts) (Updated)

Item	2023 Guidance			Updated April 26, 2023
Total Revenues	$2,375	to	$2,500	Unchanged
Enzyme Product Revenues(1)	$1,700	to	$1,850	Unchanged
ROCTAVIAN Revenues	$100	to	$200	$50	to	$150
VOXZOGO Revenues	$330	to	$380	$380	to	$430
				Unchanged
Gross Profit %	77.5%	to	79%	Unchanged
R&D % of Revenue	30%	to	32%	Unchanged
SG&A % of Revenue	36%	to	38%	Unchanged

GAAP Net Income	$155	to	$205	Unchanged
GAAP Diluted EPS	$0.78	to	$1.03	Unchanged
Non-GAAP Income	$360	to	$410	Unchanged
Non-GAAP Diluted EPS	$1.80	to	$2.05	Unchanged
(1)     Enzyme-based Products include ALDURAZYME, BRINEURA, NAGLAZYME, PALYNZIQ and VIMIZIM.
The full-year 2023 ROCTAVIAN revenue guidance range, provided above, represents global revenue estimates and assumes a U.S. approval in June 2023.
BioMarin will host a conference call and webcast to discuss first quarter 2023 financial results today, Wednesday, April 26, 2023 at 4:30 p.m. ET. This event can be accessed through this link or on the investor section of the BioMarin website at www.biomarin.com.

U.S./Canada Dial-in Number: 800-831-4163	Replay Dial-in Number: 800-645-7964
International Dial-in Number: 213-992-4616	Replay International Dial-in Number: 757-849-6722
No Conference ID	Conference ID: 9184#

About BioMarin
Founded in 1997, BioMarin is a global biotechnology company dedicated to transforming lives through genetic discovery. The Company develops and commercializes targeted therapies that address the root cause of genetic conditions. BioMarin's robust research and development capabilities have resulted in multiple innovative commercial therapies for patients with rare genetic disorders. The Company's distinctive approach to drug discovery has produced a diverse pipeline of commercial, clinical, and pre-clinical candidates that address a significant unmet medical need, have well-understood biology, and provide an opportunity to be first-to-market or offer a substantial benefit over existing treatment options. For additional information, please visit www.biomarin.com.
Forward-Looking Statements
This press release and the associated conference call and webcast contain forward-looking statements about the business prospects of BioMarin Pharmaceutical Inc. (BioMarin), including, without limitation, statements about: the expectations of Total Revenues, Net Product Revenues, Enzyme Product Revenues, Gross Profit, Research and Development Expense (R&D), Selling, General and Administrative Expense (SG&A), GAAP Net Income, Non-GAAP Income, GAAP Diluted EPS and Non-GAAP Diluted EPS for the full-year 2023; cash flows from operating activities; the timing of orders for commercial products; the timing of BioMarin’s clinical development and commercial prospects, including announcements of data from clinical studies and trials; the clinical development and commercialization of BioMarin’s product candidates and commercial products, including (i) the outcome of BioMarin’s BLA resubmission for ROCTAVIAN to the FDA, (ii) the potential to leverage VOXZOGO in conditions beyond achondroplasia, (iii) the results from clinical studies regarding product expansion opportunities for ROCTAVIAN, (iv) BioMarin’s plans to initiate and enroll an expanded study of BMN 255 in 2023, (v) BioMarin’s expectation to begin clinical studies with BMN 351 in 2023, (vi) BioMarin’s goal to submit an IND for BMN 349 in the second half of 2023, and (vii) BioMarin’s goal to submit an IND for BMN 293 in the second half of 2023; the potential approval and commercialization of BioMarin’s product candidates, including ROCTAVIAN for the treatment of severe hemophilia A in the U.S., and the timing of such approval decisions and product launches, including (i) the anticipated start and growth of commercial sales of VOXZOGO in additional countries, (ii) the duration and outcomes of the FDA’s review procedure of our BLA resubmission for ROCTAVIAN, (iii) BioMarin’s expectation that U.S. and EU health authorities take action on its supplemental marketing applications for VOXZOGO in the coming months and the number of additional children that will be eligible for VOXZOGO if such age expansions are accepted and (iv) the level of interest about ROCTAVIAN from physicians and adult severe hemophilia A patients in the EU and U.S., including the number of people in Germany who have completed antibody testing to determine their eligibility for ROCTAVIAN; the expected benefits and availability of BioMarin’s product candidates; and potential growth opportunities and trends, including that BioMarin expects accelerated growth of VOXZOGO as the product launch continues in future quarters.
These forward-looking statements are predictions and involve risks and uncertainties such that actual results may differ materially from these statements. These risks and uncertainties include, among others: BioMarin’s success in the commercialization of its commercial products, impacts of macroeconomic and other external factors on BioMarin’s operations; results and timing of current and planned preclinical studies and clinical trials and the release of data from those trials; BioMarin’s ability to successfully manufacture its commercial products and product candidates; the content and timing of decisions by the FDA, the European Commission and other regulatory authorities concerning each of the described products and product candidates; the market for each of these products; actual sales of BioMarin’s commercial products; the introduction of generic versions of BioMarin’s commercial products, in particular generic versions of KUVAN; and those factors detailed in BioMarin's filings with the Securities and Exchange Commission (SEC), including, without limitation, the factors contained under the caption "Risk Factors" in BioMarin's Annual Report on Form 10-K for the year ended December 31, 2022 as such factors may be updated by any subsequent reports. Stockholders are urged not to place undue reliance on forward-looking statements, which speak only as of the date hereof. BioMarin is under no obligation, and expressly disclaims any obligation to update or alter any forward-looking statement, whether as a result of new information, future events or otherwise.
BioMarin®, BRINEURA®, KUVAN®, NAGLAZYME®, PALYNZIQ®, VIMIZIM® and VOXZOGO® are registered trademarks of BioMarin Pharmaceutical Inc., or its affiliates. ROCTAVIANTM is a trademark of BioMarin Pharmaceutical Inc. ALDURAZYME® is a registered trademark of BioMarin/Genzyme LLC. All other brand names and service marks, trademarks and other trade names appearing in this release are the property of their respective owners.

BIOMARIN PHARMACEUTICAL INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
March 31, 2023 and December 31, 2022
(In thousands of U.S. dollars, except per share amounts)

	March 31, 2023	December 31, 2022 ⁽¹⁾
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$580,074	$724,531
Short-term investments	572,017	567,006
Accounts receivable, net	597,913	461,316
Inventory	918,921	894,083
Other current assets	173,180	104,521
Total current assets	2,842,105	2,751,457
Noncurrent assets:
Long-term investments	340,635	333,835
Property, plant and equipment, net	1,068,142	1,073,366
Intangible assets, net	325,989	338,569
Goodwill	196,199	196,199
Deferred tax assets	1,510,568	1,505,412
Other assets	150,057	176,236
Total assets	$6,433,695	$6,375,074
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$598,231	$572,959
Short-term contingent consideration	—	15,925
Total current liabilities	598,231	588,884
Noncurrent liabilities:
Long-term convertible debt, net	1,084,006	1,083,019
Other long-term liabilities	92,415	100,015
Total liabilities	1,774,652	1,771,918
Stockholders’ equity:
Common stock, $0.001 par value: 500,000,000 shares authorized; 187,601,106 and 186,250,719 shares issued and outstanding, respectively	188	186
Additional paid-in capital	5,417,873	5,404,895
Company common stock held by the Nonqualified Deferred Compensation Plan	(9,949)	(8,859)
Accumulated other comprehensive loss	(10,722)	(3,867)
Accumulated deficit	(738,347)	(789,199)
Total stockholders’ equity	4,659,043	4,603,156
Total liabilities and stockholders’ equity	$6,433,695	$6,375,074

(1)    December 31, 2022 balances were derived from the audited Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, filed with the U.S. Securities and Exchange Commission (SEC) on February 27, 2023.

BIOMARIN PHARMACEUTICAL INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Three Months Ended March 31, 2023 and 2022
(In thousands of U.S. dollars, except per share amounts)

	Three Months Ended March 31,
	2023	2022
	(unaudited)	(unaudited)
REVENUES:
Net product revenues	$586,426	$505,525
Royalty and other revenues	9,989	13,834
Total revenues	596,415	519,359
OPERATING EXPENSES:
Cost of sales	126,549	116,965
Research and development	171,846	160,836
Selling, general and administrative	223,003	194,619
Intangible asset amortization and contingent consideration	15,670	17,612
Gain on sale of nonfinancial assets, net	—	(108,000)
Total operating expenses	537,068	382,032
INCOME FROM OPERATIONS	59,347	137,327

Interest income	11,943	1,820
Interest expense	(3,703)	(3,806)
Other expense, net	(10,830)	(1,154)
INCOME BEFORE INCOME TAXES	56,757	134,187
Provision for income taxes	5,905	13,389
NET INCOME	$50,852	$120,798
EARNINGS PER SHARE, BASIC	$0.27	$0.66
EARNINGS PER SHARE, DILUTED	$0.27	$0.63
Weighted average common shares outstanding, basic	186,667	183,990
Weighted average common shares outstanding, diluted	194,363	194,886

BIOMARIN PHARMACEUTICAL INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
Three Months Ended March 31, 2023 and 2022
(In thousands of U.S. dollars)

	Three Months Ended March 31,
	2023	2022
	(unaudited)	(unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$50,852	$120,798
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	26,421	27,343
Non-cash interest expense	1,029	1,033
Amortization of premium (accretion of discount) on investments	(1,970)	1,652
Stock-based compensation	53,695	47,833
Gain on sale of nonfinancial assets, net	—	(108,000)
Loss on equity investment	12,650	—
Deferred income taxes	(6,360)	4,800
Unrealized foreign exchange loss (gain)	6,615	(6,887)
Non-cash changes in the fair value of contingent consideration	—	1,989
Other	(222)	700
Changes in operating assets and liabilities:
Accounts receivable, net	(138,796)	(54,813)
Inventory	(14,098)	1,125
Other current assets	(36,001)	(8,011)
Other assets	(323)	1,440
Accounts payable and other short-term liabilities	(31,686)	(78,143)
Other long-term liabilities	4,262	1,710
Net cash used in operating activities	(73,932)	(45,431)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(24,456)	(28,817)
Maturities and sales of investments	215,118	155,818
Purchases of investments	(220,364)	(147,361)
Proceeds from sale of nonfinancial assets	—	110,000
Purchase of intangible assets	(310)	(1,858)
Net cash provided by (used in) investing activities	(30,012)	87,782
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercises of awards under equity incentive plans	21,169	8,235
Taxes paid related to net share settlement of equity awards	(51,422)	(32,949)
Payments of contingent consideration	(9,475)	—
Principal repayments of financing leases	(1,014)	(566)
Net cash used in financing activities	(40,742)	(25,280)
Effect of exchange rate changes on cash	229	1,093
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(144,457)	18,164
Cash and cash equivalents:
Beginning of period	$724,531	$587,276
End of period	$580,074	$605,440

Non-GAAP Information
The results presented in this press release include both GAAP information and Non-GAAP information. Non-GAAP Income is defined by the Company as GAAP Net Income excluding amortization expense, stock-based compensation expense, contingent consideration expense, and, in certain periods, certain other specified items, as detailed below when applicable. The Company also includes a Non-GAAP adjustment for the estimated tax impact of the reconciling items. Non-GAAP Diluted EPS, is defined by the Company as Non-GAAP Income divided by Non-GAAP diluted shares outstanding
BioMarin regularly uses both GAAP and Non-GAAP results and expectations internally to assess its financial operating performance and evaluate key business decisions related to its principal business activities: the discovery, development, manufacture, marketing and sale of innovative biologic therapies. Because Non-GAAP Income, Non-GAAP Diluted EPS and Non-GAAP Diluted Shares are important internal measurements for BioMarin, the Company believes that providing this information in conjunction with BioMarin’s GAAP information enhances investors’ and analysts’ ability to meaningfully compare the Company’s results from period to period and to its forward-looking guidance, and to identify operating trends in the Company’s principal business. BioMarin also uses Non-GAAP Income internally to understand, manage and evaluate its business and to make operating decisions, and compensation of executives is based in part on this measure.
Non-GAAP Income and its components are not meant to be considered in isolation or as a substitute for, or superior to comparable GAAP measures and should be read in conjunction with the consolidated financial information prepared in accordance with GAAP. Investors should note that the Non-GAAP information is not prepared under any comprehensive set of accounting rules or principles and does not reflect all of the amounts associated with the Company’s results of operations as determined in accordance with GAAP. Investors should also note that these Non-GAAP financial measures have no standardized meaning prescribed by GAAP and, therefore, have limits in their usefulness to investors. In addition, from time to time in the future there may be other items that the Company may exclude for purposes of its Non-GAAP financial measures; likewise, the Company may in the future cease to exclude items that it has historically excluded for purposes of its Non-GAAP financial measures. Because of the non-standardized definitions, the Non-GAAP financial measure as used by BioMarin in this press release and the accompanying tables may be calculated differently from, and therefore may not be directly comparable to, similarly titled measures used by other companies.
The following tables present the reconciliation of GAAP reported to Non-GAAP adjusted financial information:
Reconciliation of GAAP Reported Net Income to Non-GAAP Income
(In millions of U.S. dollars)
(unaudited)

	Three Months Ended March 31,
	2023	2022

GAAP Reported Net Income	$50.9	$120.8
Adjustments
Stock-based compensation expense - COS	4.3	4.3
Stock-based compensation expense - R&D	19.8	17.2
Stock-based compensation expense - SG&A	29.5	26.3
Amortization of intangible assets	15.7	15.6
Contingent consideration	—	2.0
Gain on sale of non-financial assets (1)	—	(108.0)
Severance and employee termination benefits (2)	2.1	—
Loss on investment in equity securities (3)	12.6	—
Income tax effect of adjustments	(19.2)	20.6
Non-GAAP Income	$115.8	$98.8

Reconciliation of Certain GAAP Reported Information to Non-GAAP Information
(in millions, except per share data)
(unaudited)

	Three Months Ended March 31,
	2023	2022

GAAP Diluted EPS	$0.27	$0.63
Adjustments
Stock-based compensation expense	0.27	0.25
Amortization of intangible assets	0.08	0.08
Contingent consideration	—	0.01
Gain on sale of non-financial assets (1)	—	(0.55)
Severance and employee termination benefits (2)	0.01	—
Loss on investment in equity securities (3)	0.06	—
Income tax effect of adjustments	(0.09)	0.11
Non-GAAP Diluted EPS	$0.60	$0.52
(1)    Represents the net gain on the sale in the first quarter of 2022 to a third party of the PRV the Company received from the FDA in connection with the U.S. approval of Voxzogo.
(2)    Represents severance and employee termination benefit charge in SG&A related to the Company’s organizational redesign announced in October 2022. The Company recognized $23.0 million of expense related to severance and employee termination benefits in the second half of 2022.
(3)    Represents the impairment loss on investment in non-marketable equity securities recorded in Other expense, net in the first quarter of 2023.

	Three Months Ended March 31,
	2023	2022

GAAP Weighted-Average Dilutive Shares Outstanding	194	195
Adjustments
Common stock issuable under convertible notes due in 2027 (1)	5	—
Non-GAAP Weighted-Average Dilutive Shares Outstanding	199	195
(1)     Common stock issuable under convertible notes due in 2027, were excluded from the computation of GAAP Weighted-Average Dilutive Shares Outstanding as they were anti-dilutive.

	Guidance for the Year Ended December 31, 2023 (1)(2)
	Net Income			Diluted Shares	Diluted EPS

GAAP Net Income and Diluted EPS	$155	to	$205	200	$0.78	to	$1.03
Amortization of intangible assets	60				0.30
Stock-based compensation expense	200				1.00
Severance and employee termination benefits	2.1				0.01
Loss on investment in equity securities	12.6				0.06
Income tax effect of adjustments (3)	(70)				(0.35)
Non-GAAP Income and Diluted EPS	$360	to	$410	200	$1.80	to	$2.05
(1)     The adjustments/reconciling items included in this table are presented to facilitate the reconciliation of Non-GAAP Income and Non-GAAP Diluted EPS to their closest GAAP financial metrics, GAAP Net Income and GAAP Diluted EPS. The specific amounts included in each reconciling line item above represent approximations of the underlying adjustments from GAAP Net Income to Non-GAAP Income and from GAAP Diluted EPS to Non-GAAP Diluted EPS. Actual 2023 results for each reconciling line item may be different, in some cases materially, than the amounts listed above as a result of uncertainty regarding, and the potential variability of, those items.
(2)     Certain amounts may not sum or recalculate due to rounding.

(3)     Income tax adjustments represent the estimated income tax impact of each pre-tax non-GAAP adjustment based on the applicable statutory income tax rate.
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